Exhibit 10.5

CABOT CORPORATION

AMENDED AND RESTATED

SENIOR MANAGEMENT SEVERANCE PROTECTION PLAN

WHEREAS, the Board of Directors (the “Board”) of Cabot Corporation, a Delaware corporation (the “Company”), in recognition that the threat of an unsolicited takeover or other change in control of the Company may occur which can result in significant distractions of its key personnel because of the uncertainties inherent in such a situation; and its determination that it is essential and in the best interest of the Company and its stockholders to be able to retain the services of its key personnel in the event of a threat of a change in control of the Company, and following any change in control, to ensure their continued dedication and efforts in any such event without undue concern for their personal financial and employment security, established the Senior Management Severance Protection Plan (the “Plan”) on January 9, 1998 and amended such Plan by amendments dated January 12, 2007, December 31, 2008 and January 13, 2012; and

WHEREAS, the Board of Directors wishes to further amend certain provisions of the Plan as set forth herein.

NOW, THEREFORE, in order to fulfill the above purposes, the Plan is hereby amended and restated as set forth herein as of the date set forth herein.

ARTICLE I

ESTABLISHMENT OF PLAN

As of the Effective Date, the Company established the Cabot Corporation Senior Management Severance Protection Plan (the “Plan”) as set forth in this document.

The Plan is intended to comply with the requirements of Section 409A, including the transition rules and exemptive relief provisions thereunder, and shall be construed and administered accordingly. A termination of employment shall not be deemed to have occurred for purposes of any provision of the Plan providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and the regulations thereunder (after giving effect to the presumptions contained therein) and, for purposes of any such provision of the Plan, references to a “termination,” “termination of employment” or like terms shall mean “separation from service”. Notwithstanding the above, neither the Company nor any of its officers or directors, nor any other person shall be liable to any Participant or former Participant, or to any spouse or other beneficiary of any such Participant or any other person, by reason of the failure of any benefit hereunder to comply with the requirements of Section 409A.

ARTICLE II

DEFINITIONS

As used herein, the following words and phrases shall have the following respective meanings unless the context clearly indicates otherwise.

2.1 “Accrued Compensation” means an amount which shall include all amounts earned, accrued or otherwise payable to a Participant as of the Participant’s Termination Date but not paid as of such Termination Date including (i) base salary, (ii) reimbursement for reasonable and necessary expenses incurred by the Participant on behalf of the Company during the period ending on the Termination Date, (iii) vacation pay, and (iv) bonuses and incentive compensation.

2.2 “Affiliate” means with respect to any person or entity, any entity, directly or indirectly, controlled by, controlling or under common control with such person or entity.

2.3 “Base Salary” means a Participant’s annualized base salary (including any portion that the Participant may have elected to defer), calculated at the greater of the rate in effect (i) immediately prior to a Change in Control or (ii) as of the Participant’s Termination Date.

2.4 “Board” means the Board of Directors of Cabot Corporation.

2.5 “Bonus Amount” means an amount equal to the greater of (A) Participant’s target bonus amount (including any portion that the Participant may have elected to defer), if any, under all Short-Term Incentive Plans for the fiscal year in which the Change in Control occurs or the fiscal year in which the Participant’s Termination Date occurs, whichever is greater or (B) the highest bonus amount paid or payable to the Participant (including any portion that the Participant may have elected to defer) under all Short-Term Incentive Plans in respect of any of the three fiscal years preceding the fiscal year in which the Change in Control occurs.

2.6 “Cause” means (a) the willful and continued refusal by the Participant to perform substantially his or her reasonably assigned duties with the Company (other than any such failure resulting from his or her physical or mental incapacity or any such actual, alleged or anticipated failure after the issuance of a Notice of Termination by the Participant for Good Reason) after a written demand for substantial performance is delivered to the Participant by the Board, which demand specifically identifies the manner in which the Board believes that the Participant has not substantially performed his or her duties, or (b) the willful engaging by the Participant in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise. For purposes of this definition (i) no act, or failure to act, on the Participant’s part shall be deemed “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that his or her action or omission was in the best interest of the Company and (ii) good faith errors in judgment by the Participant shall not constitute Cause or be considered in any determination of whether Cause exists.

2.7 “Change in Control” means:

(a) An acquisition of any voting securities of the Company (the “Voting Securities”) by any “Person” as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act), together with all affiliates and associates (as such terms are used in Rule 12b-2 of the General Rules and Regulations under the Exchange Act) of such person, directly or indirectly, of securities of the Company representing thirty-five percent (35%) or more of the combined voting power of the Company’s then outstanding Voting Securities; provided, however, in determining whether a Change in Control has occurred, Voting Securities which are acquired in a “Non-Control Acquisition” (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A “Non-Control Acquisition” shall mean an acquisition (i) by an employee benefit plan (or a trust forming a part thereof) maintained (A) by the Company or (B) by any corporation or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by the Company (for purposes of this definition, a “Subsidiary”), (ii) by the Company or its Subsidiaries or (iii) directly from the Company (A) by an underwriter in connection with an underwritten public offering or private placement, (B) of non-voting convertible debt or non-voting convertible preferred stock, in either case, until converted into Voting Securities or (C) by a Person who, in connection with such acquisition, enters into a standstill agreement with the Company with a duration of at least two years and pursuant to which such Person agrees to vote the acquired securities on any matter either at the direction of the Board or in the same proportion as the Company’s other stockholders vote on the matter; provided, however, that the expiration of the standstill agreement shall constitute an acquisition of the Voting Securities then Beneficially Owned by such Person;

(b) During any period of two years or less beginning on or after January 1, 1998, individuals who at the beginning of such period are members of the Board (the “Incumbent Board”), cease for any reason to constitute a majority of the members of the Board; provided, however, that if the election, or nomination for election by the Company’s common stockholders, of any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (d) of this definition) was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Plan, be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office through either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

(c) Consummation of:

(i) A merger, consolidation or reorganization involving the Company, unless such merger, consolidation or reorganization is a “Non-Control Transaction.” A “Non-Control Transaction” shall mean a merger, consolidation or reorganization of the Company where:

(A) the stockholders of the Company, immediately before such merger, consolidation or reorganization, own directly or indirectly immediately following such merger, consolidation or reorganization, at least sixty-five percent (65%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation or reorganization (the “Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization,

(B) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least two-thirds of the members of the board of directors of the Surviving Corporation, or a corporation beneficially directly or indirectly owning a majority of the Voting Securities of the Surviving Corporation, and

(C) no Person other than (i) the Company, (ii) any Subsidiary, or (iii) any employee benefit plan (or any trust forming a part thereof) maintained by the Company, the Surviving Corporation, or any Subsidiary, acquires Beneficial Ownership of thirty-five percent (35%) or more of the combined voting power of the Surviving Corporation’s then outstanding voting securities;

(ii) A complete liquidation or dissolution of the Company; or

(iii) The sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary).

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities then outstanding, increases the percentage of shares Beneficially Owned by the Subject Person, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

Notwithstanding anything to the contrary contained herein, if the employment of a Participant is terminated (i) at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control and who effectuates a Change in Control or (ii) otherwise in connection with, or in anticipation of, a Change in Control which actually occurs, then for purposes of this Plan the date of a Change in Control with respect to that Participant shall be deemed to be the date immediately prior to the Participant’s Termination Date.

2.8 “Company” means Cabot Corporation, a Delaware corporation.

2.9 “Compensation Committee” means the Compensation Committee of the Board as such committee may be constituted from time to time.

2.10 “Disability” shall occur if, as a result of a Participant’s physical or mental incapacity due to illness, accident or otherwise, a Participant shall be unable to perform his or her duties with the Company.

2.11 “Effective Date” means January 9, 1998, the date the Plan was initially approved by the Board.

2.12 “Eligible Employee” means each employee of the Company who is a member of the management Executive Committee or who is designated as an Eligible Employee by the Compensation Committee.

2.13 “Excluded Termination” has the meaning ascribed to it in Section 4.1(b).

2.14 “Good Reason” means the occurrence after a Change in Control, without the Participant’s prior written consent, of any of the following events or conditions:

(a) a change in the Participant’s status, title, position or responsibilities (including reporting responsibilities) which represents a material adverse change from his or her status, title, position or responsibilities as in effect immediately prior thereto; the assignment to the Participant of any duties or responsibilities which are materially inconsistent with his or her status, title, position or responsibilities; or any removal of the Participant from or failure to reappoint or reelect him or her to any of such offices or positions, except in connection with the termination of his or her employment for Disability, Cause, as a result of his or her death or by the Participant other than for Good Reason;

(b) a reduction in the Participant’s rate of annual base salary or target annual cash bonus, or a material reduction in the Participant’s total compensation;

(c) the relocation of the offices at which the Participant is principally employed to a location more than twenty-five (25) miles from the location of such office immediately prior to the Change in Control, or the Company’s requiring the Participant to be based at a location more than twenty-five (25) miles from such office, except to the extent the Participant was not previously assigned to a principal location and except for required travel on the Company’s business to an extent substantially consistent with the Participant’s business travel obligations at the time of the Change in Control;

(d) the failure by the Company to pay to the Participant any portion of the Participant’s then current base salary or annual cash bonus or any other compensation, or to pay to the Participant any portion of an installment of deferred compensation under any deferred compensation program of the Company in which the Participant participated, in each case, within fourteen (14) days of the date such compensation is due and payable in accordance with the terms of the applicable agreement or plan or applicable law;

(e) any material reduction in the retirement or welfare benefits or other material benefit or compensation plan made available to the Participant or any materially adverse change in the terms on which those benefits are made available;

(f) the failure of the Company to obtain a satisfactory agreement from any successor, enforceable by the Participant, to assume and agree to honor and perform the Company’s obligations under this Plan; or

(g) Any purported termination of the Participant’s employment by the Company which is not effected pursuant to the requirements of Article V.

2.15 “Operating Unit” means any subsidiary, division, or other business unit of the Company or any Affiliate.

2.16 “Participant” means an Eligible Employee who meets the eligibility requirements of Article III.

2.17 “Plan” means the Cabot Corporation Amended and Restated Senior Management Severance Protection Plan.

2.18 “Pro-Rata Bonus” means, with respect to the fiscal year in which a Participant’s Termination Date occurs, an amount equal to the Bonus Amount multiplied by a fraction the numerator of which is the number of days that have elapsed in such fiscal year through the Termination Date and the denominator of which is 365.

2.19 “Section 409A” means Section 409A of the Internal Revenue of 1986, as amended from time to time, including the regulations issued thereunder.

2.20 “Short-Term Incentive Plan” means any bonus or incentive compensation plan, policy, program or other arrangement pursuant to which awards payable in cash are made to a Participant in respect of an award period of one year or less.

2.21 “Severance Benefit” means the benefit payable in accordance with Article IV of the Plan.

2.22 “Termination Date” means the date of termination of a Participant’s employment as set forth in Article V.

ARTICLE III

ELIGIBILITY

3.1 Participation. For purposes of this Plan (i) each individual who is an Eligible Employee as of the Effective Date shall automatically be a Participant under this Plan as of the Effective Date, without further action and (ii) each individual who becomes an Eligible Employee after the Effective Date shall simultaneously become a Participant under this Plan as of the date he or she becomes an Eligible Employee, without further action.

3.2 Duration of Participation. Any individual who is a Participant as of the occurrence of a Change in Control shall continue as a Participant until the date on which the Participant has received the entire amount of the Severance Benefit, if any, payable to such Participant under the Plan. Any individual who before the occurrence of a Change in Control, is removed from participation in the Plan by action of the Board of Directors or the Compensation Committee shall cease to be a Participant under the Plan one year from the date such individual is removed from participation in the Plan.

ARTICLE IV

SEVERANCE BENEFITS

4.1 Right to Severance Benefit.

(a) A Participant shall be entitled to receive from the Company a Severance Benefit in the amount provided in Section 4.2 if (i) a Change in Control has occurred and (ii) within the two (2) year period commencing on the date of the Change in Control, the Participant’s employment with the Company and its Affiliates terminates for any reason other than (A) Cause, (B) Disability, (C) the Participant’s death, (D) a termination initiated by the Participant without Good Reason or (E) an Excluded Termination.

(b) Sale of Business or Assets. If, following a Change in Control, a Participant’s employment with the Company and its Affiliates is terminated in connection with the sale, divestiture or other disposition of any Operating Unit (or part thereof), such termination shall not be a termination of employment of the Participant for purposes of the Plan and the Participant shall not be entitled to a Severance Benefit as a result of such termination of employment, provided that (i) the Participant is offered employment by the Operating Unit or the acquiror of such Operating Unit (or part thereof), as appropriate, on terms and conditions that would not constitute “Good Reason” as defined in Section 2.14 (substituting the Operating Unit or acquiror for the Company, as appropriate) and (ii) the Company obtains an agreement from such acquiror or the Operating Unit, as appropriate, enforceable by the Participant, to provide severance pay and benefits (A) at least equal to the Severance Benefit and (B) payable upon a termination of the Participant’s employment with the acquiror or the Operating Unit, as appropriate, and its Affiliates under the same circumstances as they would have been payable under this Plan substituting the acquiror or the Operating Unit, as appropriate, and its Affiliates for the Company and its Affiliates (such a termination of employment is herein referred to as an “Excluded Termination”). In such circumstances, the Participant shall not be entitled to receive any Severance Benefit under this Plan whether or not the Participant becomes so employed. This provision shall not be construed or interpreted so as to give any Participant an entitlement to any Severance Benefit under any circumstances prior to a Change in Control or in connection with any termination of employment prior to a Change in Control.

4.2 Amount of Severance Benefit. If a Participant’s employment is terminated in circumstances entitling him or her to a Severance Benefit as provided in Section 4.1, such Participant shall be entitled to the following:

(a) the Company shall pay to the Participant all Accrued Compensation within ten (10) days after the Participant’s Termination Date;

(b) the Company shall pay to the Participant a Pro-Rata Bonus within thirty (30) days after the Participant’s Termination Date;

(c) the Company shall pay to the Participant, as severance pay and in lieu of any further salary for periods subsequent to the Participant’s Termination Date, in a single payment (without any discount for accelerated payment) within thirty (30) days after the Participant’s Termination Date, an amount in cash equal to: (i) if the Participant is the Chief Executive Officer of the Company, three (3) times the sum of (A) the Participant’s Base Salary and (B) the Participant’s Bonus Amount; (ii) if the Participant reports directly to the Chief Executive Officer or is a member of the management Executive Committee (other than the Chief Executive Officer) or is otherwise designated by the Compensation Committee as being entitled to receive the same benefit as a member of the management Executive Committee, two (2) times the sum of (A) the Participant’s Base Salary and (B) the Participant’s Bonus Amount; and (iii) if the Participant is not covered by subclause (i) or (ii) above, one (1) times the sum of (A) the Participant’s Base Salary and (B) the Participant’s Bonus Amount;

(d) For (i) the three (3) year period in the case of a Participant who is the Chief Executive Officer, (ii) the two (2) year period in the case of a Participant who reports directly to the Chief Executive Officer or is a member of the management Executive Committee (other than the Chief Executive Officer) or is otherwise designated by the Compensation Committee as being entitled to receive the same benefit as a member of the management Executive Committee, and (iii) the one (1) year period in the case of any other Participant, in each case commencing on the Participant’s Termination Date (the “Continuation Period”), the Company shall continue on behalf of the Participant and his or her dependents and beneficiaries (i) medical, health, dental and prescription drug benefits, (ii) long-term disability coverage and (iii) life insurance and other death benefits coverage. The Company and the Participant will share the cost of such coverage in the same proportion as immediately preceding the Change in

Control and any payments by the Company hereunder shall be made on a monthly basis in accordance with the terms of such plans. The coverages and benefits (including deductibles, if any) provided under this Section 4.2(d) during the Continuation Period shall be no less favorable to the Participant and his or her beneficiaries than the most favorable of such coverages and benefits provided the Participant and his or her dependents during the 90-day period immediately preceding the Change in Control or as of any date following the Change in Control but preceding the Participant’s Termination Date. The obligation under this Section 4.2(d) with respect to the foregoing benefits shall be limited if the Participant obtains any such benefits pursuant to a subsequent employer’s benefit plans, in which case the Company may reduce or eliminate the coverage and benefits it is required to provide the Participant hereunder as long as the aggregate coverages and benefits of the combined benefit plans is no less favorable to the Participant than the coverages and benefits required to be provided hereunder. Any period during which benefits are continued pursuant to this Section 4.2(d) shall be considered to be in satisfaction of the Company’s obligation to provide “continuation coverage” pursuant to Section 4980B of the Internal Revenue Code of 1986, as amended, and the period of coverage required under said Section 4980B shall be reduced by the period during which benefits were provided pursuant to this Section 4.2(d);

(e) the Company shall pay or reimburse the Participant for the costs, fees and expenses of outplacement assistance services (not to exceed fifteen percent (15%) of the Participant’s Base Salary) provided by an outplacement agency selected by the Participant;

(f) All business or legal expenses or other reimbursements or in-kind benefits payable under the Plan that would constitute nonqualified deferred compensation subject to Section 409A, including any continuation of benefits during the Continuation Period in Section 4.2(d) and any outplacement services in Section 4.2(e), to the extent Section 409A is applicable in each case, shall be subject to the following requirements: (i) they shall be paid during the specified period or periods set forth in the Plan, but in no event later than the last day of the taxable year following the taxable year in which such expenses were incurred by the Participant, (ii) no such reimbursement or expenses eligible for reimbursement in any calendar year shall in any way affect the Participant’s right to reimbursement of any other expenses eligible for reimbursement in any other calendar year, and (iii) the Participant’s right to reimbursement or in-kind benefits shall not be subject to liquidation in exchange for any other benefit;

(g) Notwithstanding any other payment schedule provided in the Plan to the contrary, if the Participant is identified on the date of his separation from service as a “specified employee” as defined below, then, with regard to any payment that is considered nonqualified deferred compensation subject to Section 409A and payable on account of a “separation from service,” such payment shall be made on the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of the Participant’s “separation from service” and (B) the date of the Participant’s death (the “Delay Period”) to the extent required under Section 409A. Upon the expiration of the Delay Period, all payments delayed pursuant to this Section shall be paid to the Participant in a lump sum, and all remaining payments due under the Plan shall be paid or provided in accordance with the normal payment dates specified for them therein. “Specified employee” means a Participant who (i) has a separation from service in the period beginning July 1 of any given year and ending June 30 of the following year and (ii) was a “key employee” (determined under Section 416(i)(1)(A)(i), (ii) or (iii) of the Code, applied in accordance with the regulations thereunder and disregarding Section 416(i)(5) of the Code) at any time during the 12-month period ending on the March 31 immediately preceding such July 1; provided, however, that such Participant will be treated as a specified employee hereunder only if on the date of such Participant’s separation from service, the Company (or any other corporation treated as a single employer with the Company) is a corporation any stock of which is publicly traded on an established securities market or otherwise; and

(h) The Company shall have the right to deduct from all payments and benefits provided under this Plan any federal, state or local income and/or payroll taxes required by law to be withheld with respect to such payments.

4.3 Mitigation. The Participant shall not be required to mitigate the amount of any payment of benefit provided for in this Plan by seeking other employment or otherwise and no such payment or benefit shall be offset or reduced by the amount of any compensation or benefits provided to the Participant in any subsequent employment, except to the extent provided in Section 4.2(d).

4.4 Other Benefits: Non-Exclusivity of Rights. Nothing in this Plan shall prevent or limit the Participant’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company or any of its Affiliates and for which the Participant may qualify, nor shall anything herein limit or reduce such rights as any Participant may have under any other agreements with the Company or any of its Affiliates; provided, however, that to the extent the Participant may be entitled under any such other plan, program or agreement or pursuant to any applicable law or regulation to benefits of the types enumerated in Section 4.2, the provision of such benefits pursuant to such other plan, program or agreement or in satisfaction of such legal requirement shall count toward the Company’s obligation to provide the enumerated benefits pursuant to this Plan, it being the intention of this Plan to provide the enumerated benefits at least at the level specified herein, but not to provide such benefits on a duplicative basis. Nothing herein shall be deemed to limit, supersede or restrict any rights that any Participant may have to accelerated vesting of any right or benefit under change in control provisions of any plan, program, agreement or otherwise.

ARTICLE V

TERMINATION OF EMPLOYMENT

5.1 Termination by Company for Cause. Following a Change in Control, any termination by the Company of a Participant’s employment for Cause shall be in accordance with the following procedure. First, a meeting of the Board of Directors of the Participant’s employer shall be called and held for the purpose of determining whether there exists Cause for termination. The Participant shall be given reasonable notice in writing of such meeting and of any facts and circumstances to be presented to such Board of Directors as constituting Cause, and shall have an opportunity, together with his or her counsel, to be heard before such Board of Directors. If such Board of Directors, by resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of such Board of Directors, shall find in good faith that Cause exists and that the Participant should be terminated for Cause, then such findings including the specific facts and circumstances found to constitute Cause (which shall not include any facts or circumstances not included in the written notice to the Participant of the meeting) shall be set forth in such resolution and a copy thereof furnished to the Participant, together with a written notice from the Company stating that the Participant is being terminated for Cause. Such notice shall specify the effective date of such termination, which shall not be less than five (5) business days after the delivery to the Participant of such resolution and notice. The findings of the Board of Directors of the Participant’s employer shall have no presumptive weight in any action to contest the existence of Cause; and no facts or circumstances other than those set forth in the notice to the Participant of such Board of Directors meeting that were found by such Board of Directors to constitute Cause as provided herein may be relied upon by the Company thereafter as Cause for such termination. Any termination of a Participant’s employment by the Company other than in accordance with this Section 5.1 shall not be a termination for Cause.

5.2 Termination by Company for Disability. Following a Change in Control, any termination by the Company of a Participant’s employment for Disability shall be in accordance with the following procedure. If as a result of Disability, a Participant shall have been absent from the performance of his or her duties with the Company for six (6) consecutive months, and the Participant is unable to return to his or her duties (on the same basis, full-time or part-time, as the case may be, as the Participant was working immediately prior to such absence) even with reasonable accommodations on the part of the Company, the Company may give the Participant written notice of a proposed termination of the Participant’s employment for Disability. Such notice shall state that the Participant shall be terminated for Disability unless the Participant returns to the performance of his or her duties by a date stated in such notice, which shall be not less than thirty (30) days after the receipt of such notice by the Participant. Such termination shall be effective as a termination for Disability if, and only if, the Company has made all reasonable accommodations required to permit the Participant to return to work and the Participant has not returned to the performance of his or her duties (on the same basis, full-time or part-time, as the case may be, as the Participant was working immediately prior to such absence) prior to the date therefor stated in such notice, in which case such date shall be the Termination Date.

5.3 Termination by Participant for Good Reason. Following a Change in Control, a Participant having Good Reason shall have the right to terminate his or her employment. In order for a termination for Good Reason to be effective, a Participant must (a) provide notice to the Company specifying in reasonable detail the condition giving rise to the Good Reason no later than the one-hundred and eightieth (180th) day following the occurrence of that condition; (b) provide the Company a period of thirty (30) days to remedy the condition; and (c) terminate his or her employment for Good Reason within sixty (60) days following the expiration of the Company’s period to remedy if the Company fails to remedy the condition.

5.4 Other Terminations. Any termination, other than for Cause, Disability or Good Reason, shall not require any particular procedures.

ARTICLE VI

LIMITATION ON SEVERANCE BENEFITS

6. Excise Tax Limitation.

(a) Notwithstanding anything contained in the Plan to the contrary, to the extent that the Severance Benefit, either alone or together with any other payments or benefits that a Participant is entitled to receive or receives would be subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the Severance Benefit shall be reduced (but not below zero) if and to the extent that a reduction in the Severance Benefit would result in the Participant retaining a larger amount, on an after-tax basis) taking into account federal, state and local income taxes and the Excise Tax), than if the Participant received the entire amount of such Severance Benefit. The Company shall reduce or eliminate the Severance Benefit, by first reducing or eliminating the portion of the Severance Benefit which is not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as hereinafter defined).

(b) The initial determination of whether the Severance Benefit shall be reduced as provided in Section 6(a) and the amount of such reduction shall be made at the Company’s expense by an accounting firm selected by the Company from among the largest accounting firms in the United States (the “Accounting Firm”). The Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation to the Company and the Participant within ten (10) days of the Termination Date. If the Accounting Firm determines that no Excise Tax is payable by the Participant with respect to a Severance Benefit, it shall furnish the Participant with an opinion reasonably acceptable to the Participant that no Excise Tax will be imposed with respect to any such Severance Benefit, and such Determination shall be binding, final and conclusive upon the Company and the Participant. If the Accounting Firm determines that an Excise Tax would be payable, the Participant shall have the right to accept the Determination of the Accounting Firm as to the extent of the reduction, if any, pursuant to Section 6(a), or to have such Determination reviewed by an accounting firm selected by the Participant, at the expense of the Company, in which case the determination of such second accounting firm shall be binding, final and conclusive upon the Company and Participant.

ARTICLE VII

SUCCESSORS TO COMPANY

7.1 Successors.

(a) This Plan shall be binding upon the Company, its successors and assigns and the Company shall require any successor or assign to expressly assume and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. The term “Company” as used herein shall include such successors and assigns. The term “successors and assigns” as used herein shall mean a corporation or other entity acquiring all or substantially all the assets and business of the Company whether by operation of law or otherwise.

(b) Neither this Plan nor any right or interest hereunder shall be assignable or transferable by a Participant or his or her beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Plan shall inure to the benefit of and be enforceable by a Participant’s legal personal representative.

ARTICLE VIII

DURATION, AMENDMENT AND PLAN TERMINATION

8.1 Duration. This Plan shall continue in effect until terminated in accordance with Section 8.2.

8.2 Amendment and Termination. Prior to a Change in Control, the Plan may be amended or modified in any respect, and may be terminated, by resolution adopted by two-thirds of the Board; provided, however, that no such amendment, modification or termination, which would adversely affect the benefits or protections hereunder of any individual who is a Participant as of the date such amendment, modification or termination is adopted shall be effective as it relates to such individual unless no Change in Control occurs within one year after such adoption, any such attempted amendment, modification or termination adopted within one year prior to a Change in Control being null and void ab initio as it relates to all individuals who were Participants prior to such adoption; provided, further, however, that the Plan may not be amended, modified or terminated, (i) at the request of a third party who has indicated an intention or taken steps to effect a Change in Control and who effectuates a Change in Control or (ii) otherwise in connection with, or in anticipation of, a Change in Control which actually occurs, any such attempted amendment, modification or termination being null and void ab initio. From and after the occurrence of a Change in Control, the Plan (i) may not be amended or modified in any manner that would in any way adversely affect the benefits or protections provided to any individual hereunder and (ii) may not be terminated until the later of (a) the second anniversary of the Change in Control or (b) the date that all Participants who have become entitled to a Severance Benefit hereunder shall have received such payments in full.

8.3 Form of Amendment. Any amendment or termination of the Plan shall be effected by a written instrument signed by a duly authorized officer or officers of the Company, certifying that the amendment or termination has been approved by the Board.

ARTICLE IX

MISCELLANEOUS

9.1 Legal Fees and Expenses. The Company shall pay all legal fees and related expenses (including the costs of experts, evidence and counsel) reasonably incurred by a Participant as they become due as a result of (a) the Participant’s termination of employment

(including all such fees and expenses, if any, incurred in contesting or disputing in good faith any such termination of employment) or (b) the Participant seeking to obtain or enforce any right or benefit provided by this Plan or by any other plan or arrangement maintained by the Company under which the Participant is or may be entitled to receive benefits upon or following his or her termination of employment; provided, however, that the circumstances set forth in clauses (a) and (b) occurred on or after a Change in Control.

9.2 Employment Status. This Plan does not constitute a contract of employment or impose on the Company any obligation to retain any Participant as an employee or to change any employment policies of the Company.

9.3 Validity and Severability. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.4 Settlement of Claims. The Company’s obligation to make the payments provided for in this Plan and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, defense, recoupment, or other right which the Company may have against a Participant or others.

9.5 Governing Law. The validity, interpretation, construction and performance of the Plan shall in all respects be governed by the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of law principles thereof.

In Witness Whereof, the Company has caused this Amended and Restated Senior Management Severance Protection Plan to be signed by its duly authorized officer this 9th day of March, 2012 and the undersigned officer certifies that the Amended and Restated Senior Management Severance Protection Plan has been approved by a resolution adopted by at least two-thirds of the Company’s Board of Directors.

CABOT CORPORATION

By:	/s/ Robby D. Sisco
	Name:	Robby D. Sisco
	Title:	Vice President, Human Resources